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As filed with the Securities and Exchange Commission on August 10, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Telular Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3885440 (I.R.S. Employee Identification No.)

311 South Wacker Drive
Suite 4300
Chicago, Illinois
 60606-6622
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jonathan M. Charak Chief Financial Officer 311 South Wacker Drive, Suite 4300 Chicago, Illinois 60606-6622 (312) 379-8397	Copy to: Keir D. Gumbs, Esq. Covington & Burling LLP 1201 Pennsylvania Avenue, NW Washington, DC 20004 (202) 662-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Telular Corporation Second Amended and Restated
2008 Employee Stock Incentive Plan
and
Telular Corporation Third Amended and Restated
Non-Employee Director Stock Incentive Plan

(Full title of the plan)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	325,000 (2)	$6.59	$2,140,125	$248.47
Common Stock, par value $0.01 per share	25,000 (3)	$6.59	$164,625	$19.11

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the number of shares of Common Stock registered hereby is subject to adjustment to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

(2)
 This amount consists of shares of Common Stock, par value $0.01 per share (“Common Stock”) of Telular Corporation (the “Registrant”) issuable under the Telular Corporation Second Amended and Restated 2008 Employee Stock Incentive Plan (the “Second Employee Stock Plan”).

(3)
This amount consists of shares of Common Stock of the Registrant issuable under the Telular Corporation Third Amended and Restated Non-Employee Director Stock Incentive Plan (the “Third Non-Employee Stock Plan”).

(4)
The actual offering price per share will be determined in accordance with the terms of the Second Employee Stock Plan or the Third Non-Employee Stock Plan (collectively the “Plans”).  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act based on the average high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on August 3, 2011

EXPLANATORY NOTE

This registration statement (the “Registration Statement”) on Form S-8 is being filed to register an aggregate of 325,000 additional shares of Common Stock that have been reserved for issuance under the Second Employee Stock Plan.  The Second Employee Stock Plan amends the Registrant’s First Amended and Restated 2008 Employee Stock Incentive Plan by increasing from 1,150,000 to 1,475,000 the number of shares of Common Stock available under such plan.

The Registration Statement also is being filed to register an aggregate of 25,000 additional shares of Common Stock that have been reserved for issuance under the Third Non-Employee Stock Plan.  The Third Non-Employee Stock Plan amends the Registrant’s Second Amended and Restated Non-Employee Director Stock Incentive Plan by increasing from 580,000 to 605,000 the number of shares of Common Stock available under such plan.

The stockholders of the Registrant approved these amendments on February 1, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

A prospectus setting forth the information requested by this Item will be sent or given to participants in the Plans as specified by Rule 428(b) (1) under the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

A prospectus setting forth the information requested by this Item will be sent or given to participants in the Plans as specified by Rule 428(b) (1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents.  The information incorporated by reference is considered to be a part of this prospectus and information we file with the SEC at a later date automatically will update and supersede this information.  We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering (except for information furnished and not filed with the Commission in a Current Report on Form 8-K):

•	our Annual Report on Form 10-K and amended Form 10-K/A for the year ended September 30, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2010, March 31, 2011 and June 30, 2011;

•	the description of our common stock contained in the registration statement on Form 8-A that we filed with the SEC on January 13, 1994; and

•	our Current Reports on Form 8-K filed on December 15, 2010 February 4, 2011.

Information furnished by us in Current Reports on Form 8-K is expressly not incorporated by reference in this prospectus.

We will send you at no cost a copy of any filing that is incorporated by reference in the prospectus.  You may request a copy of any of these filings by writing or calling Jonathan M. Charak, Senior Vice President, Chief Financial Officer and Secretary, Telular Corporation, 311 South Wacker Drive, Suite 4300, Chicago, Illinois 60606, (312) 379-8397.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Information that we file later with the SEC will automatically update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus.

The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

Item 4. Description of Securities.

Not Applicable.  The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

              Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person, including any officer or director, who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “Acting Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Acting Person in connection with such suit, action or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Section 145 also provides that in any threatened, pending or completed action by or in the right of the corporation, a corporation also may indemnify any such Acting Person for expenses (including attorneys’ fees) reasonably incurred by him in connection with the action’s defense or settlement, if he acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; however, no indemnification shall be made with respect to any claim, issue or matter as to which such Acting Person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper.  Where a director, officer, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation is required under the DGCL to indemnify him against any expenses (including attorneys’ fees) reasonably incurred by him in connection with the action.

In accordance with Section 145, the Registrant’s Bylaws provide that the Registrant will indemnify such persons against all liability and expense arising out of such person’s connection with the business of the Registrant, provided the Board of Directors determines that such person acted in good faith and reasonably believed that his actions were not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, that such person had no reasonable cause to believe their conduct was unlawful.  In the case of any action, suit or proceeding by or in the right of the Registrant in which such person is adjudged liable to the Registrant, the Registrant will indemnify such person for expenses only to the extent that the court in which such action is brought determines, upon application, that such person is entitled to indemnity for reasonable expenses, and in no case shall such indemnification extend to liability.  Advances against reasonable expenses may be made by the Registrant on terms fixed by the Board of Directors subject to an obligation to repay if indemnification proves unwarranted.

The Registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, its directors shall not be liable for monetary damages for breach of the director’s fiduciary duty to the Registrant and its stockholders.  This provision in the Certificate of Incorporation does not eliminate the duty of care.  In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as federal securities laws or state or federal environmental laws.

Directors and officers of the Registrant are covered by a directors’ and officers’ liability insurance policy of the Registrant.

Item 7. Exemptions from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description	Reference
4.1	Telular Corporation Second Amended and Restated 2008 Employee Stock Incentive Plan	Filed as Appendix A to Schedule 14A Filed on December 20, 2010
4.2	Telular Corporation Third Amended and Restated Non-Employee Director Stock Incentive Plan	Filed as Appendix B to Schedule 14A Filed on December 20, 2010
5.1	Legal Opinion of Covington & Burling LLP	Filed herewith
23.1	Consent of Covington & Burling LLP	Included in Exhibit 5.1
23.2 23.3	Consent of Grant Thornton LLP Consent of Ernst & Young LLP	Filed herewith Filed herewith
24.1	Power of Attorney	Included in signature page

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii)  do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(b)
That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i)   Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;  (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and (iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 10th day of August, 2011.

August 10 , 2011	TELULAR CORPORATION By:
/s/ Joseph A. Beatty
Joseph A. Beatty President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Telular Corporation hereby severally constitute and appoint Joseph A. Beatty, as our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in  any and all things in our names in the capacities indicated below which said Joseph A. Beatty may deem necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission, in connection with the registration of shares of Common Stock to be granted and shares of Common Stock to be issued upon the exercise of stock options to be granted under the Plans, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) to this Registration Statement, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph A. Beatty	President, Chief Executive Officer (principal executive officer) and Director	August 10, 2011
Joseph A. Beatty

/s/ Jonathan M. Charak	Executive Vice President, Chief Financial Officer (principal financial officer) and Secretary	August 10, 2011
Jonathan M. Charak

	Controller, Treasurer and Chief Accounting Officer (principal accounting officer)	August 10, 2011
/s/ Robert L. Deering
Robert L. Deering

/s/ Lawrence S. Barker	Director	August 10, 2011
Lawrence S. Barker

/s/ Betsy Bernard	Director	August 10, 2011
Betsy Bernard

/s/ Brian J. Clucas	Director	August 10, 2011
Brian J. Clucas

/s/ Larry J. Ford	Director	August 10, 2011
Larry J. Ford

/s/ Jeffrey Jacobowitz	Director	August 10, 2011
Jeffrey Jacobowitz

/s/ M. Brian McCarthy	Director	August 10, 2011
M. Brian McCarthy